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                                                                     EXHIBIT 7.6

                      REVOCATION OF OPTION AND PROXY AGREEMENT

     THIS REVOCATION OF OPTION AND PROXY AGREEMENT (this "Agreement") is made as of February 2, 1999 by and among Turkey Vulture Fund XIII, Ltd., an Ohio limited liability company (the "Fund"), Richard M. Osborne ("Osborne"), Third Capital, LLC, a Tennessee limited liability company ("Third Capital"), Christopher L. Jarratt ("Jarratt"), and James G. Lewis ("Lewis"), being sometimes collectively referred to as the "Parties."

                                      RECITALS

     A. Osborne is the sole Manager of the Fund. Jarratt is the chief manager of Third Capital and Jarratt and Lewis are the only members of Third Capital.


     B. The Fund owns 793,700 shares (the "Shares") of common stock, par value $0.001 per share (the "Common Stock") of TIS Mortgage Investment Company, a Maryland corporation ("TIS").

     C. On March 16, 1998, the Fund granted to Third Capital the right to purchase 760,000 of the Shares (the "Option"). Concurrently with the grant of the Option, the Fund executed an irrevocable proxy granting Jarratt, or in his absence, Lewis, the right to vote 760,000 of the Shares for the election of individuals to serve as directors of TIS (the "Proxy").

     D. Concurrently with the execution of this Agreement, the Parties have entered into an agreement with TIS whereby the Fund will sell all of the 793,700 Shares to TIS (the "TIS Agreement").

     E. The Parties desire to enter into an agreement whereby the Proxy will be revoked, the Option will be terminated and none of the Parties will have any rights under the Proxy or the Option as of the Closing (as that term is defined in the TIS Agreement).

     NOW, THEREFORE, in consideration of the mutual


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promises and subject to the terms and conditions herein set forth, the Parties agree as follows:

     1. Third Capital, Jarratt and Lewis represent and warrant to the Fund that as of the date hereof and as of the Closing (as that term is defined in the TIS Agreement) that none of them have, or will have, assigned or transferred the Proxy or the Option or any interest therein or rights thereto to any person or entity.

     2. Without any further actions by the Parties, concurrently with the Closing (as that term is defined in the TIS Agreement) and payment for the Shares pursuant to the terms of the TIS Agreement, the Proxy will be revoked and relinquished, the Option will be terminated and neither will be valid or enforceable.

     3. (a) Any of the terms or conditions of this Agreement may be waived at any time by the Party or Parties entitled to the benefit thereof but only by a written notice signed by the Party or Parties waiving such terms or conditions.

          (b) This Agreement may be amended, supplemented or interpreted at any time only by written instrument duly executed by each of the Parties hereto.

          (c) This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Ohio, without regard to the laws as to the choice or conflict of laws.

          (d) This Agreement supersedes all prior negotiations and understandings of any kind with respect to the subject matter hereof and contains all of the terms and provisions of agreement between the Parties hereto with respect to the subject matter hereof.

          (e) The individuals executing this Agreement on behalf of the Fund and Third Capital are duly authorized to execute this Agreement and have full authority to bind the Fund and Third Capital.

          (f) This Agreement shall be binding upon, and inure to the benefit of, the Parties and their


                                 Page 24 of 25 Pages
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respective successors and all other parties succeeding to the rights or obligations of the Parties, and each of them. None of the rights or obligations of any of the Parties hereto may be assigned without the prior written consent of the other parties hereto.

          (g) This Agreement may be executed in any number of counterparts, each of which, when executed, shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument, provided that this Agreement shall not be effective until each party has delivered its counterpart to each other party.

     IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

                                     TURKEY VULTURE FUND XIII, LTD.


                                     By: /s/ Richard M. Osborne
                                         ------------------------------
                                         Richard M. Osborne, Manager


                                         /s/ Richard M. Osborne
                                         ------------------------------
                                         Richard M. Osborne, individually


                                     THIRD CAPITAL, LLC


                                     By: /s/ Christopher L. Jarratt
                                         ------------------------------
                                         Christopher L. Jarratt, Chief Manager



                                         /s/ Christopher L. Jarratt
                                         ------------------------------
                                         Christopher L. Jarratt, individually


                                         /s/ James G. Lewis
                                         ------------------------------
                                         James G. Lewis, individually


                                 Page 25 of 25 Pages